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                                                                    Exhibit 23.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Computron Software, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-11681, 333-49733, and 333-61125) on Form S-8 and (No. 333-49731) on
Form S-3 of Computron Software, Inc. of our reports dated January 29, 1999, except as to note 4, which is as of March 8, 1999, relating to the consolidated balance sheets of Computron Software, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1998, and related schedules for 1997 and 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Computron Software, Inc.

KPMG LLP

Short Hills, New Jersey
March 30, 1999